Exhibit 99.1

Northstrive Biosciences Inc., a Subsidiary of PMGC Holdings Inc., Announces Successful Submission of Pre-IND Meeting Request to FDA for EL-22, a Potential Breakthrough Obesity Therapy Targeting Fat Loss and Muscle Preservation in Combination with GLP-1 Receptor Agonists

●	Northstrive Biosciences Inc. (“Northstrive Biosciences”) has submitted a pre-Investigational New Drug (“pre-IND”) meeting request to the U.S. Food and Drug Administration (“FDA”) for EL-22, a novel myostatin asset aimed at preserving muscle while on weight loss treatments.

●	A pre-IND meeting with the FDA is expected in Q2 2025 to discuss nonclinical studies and Northstrive Biosciences’ clinical development plans for EL-22 administered in combination with GLP-1 receptor agonists being used in obese patients.

NEWPORT BEACH, Calif., Feb. 18, 2025 (GLOBE NEWSWIRE) -- Northstrive Biosciences, a subsidiary of PMGC Holdings Inc. (NASDAQ: ELAB) (“PMGC,” “we,” or “our”), announced the submission of a pre-IND meeting request to the FDA. Northstrive anticipates having a Type B pre-IND meeting with the FDA in the second fiscal quarter of 2025.

Northstrive Biosciences seeks guidance from the FDA on the acceptability of the nonclinical studies conducted to date and the clinical development plans for EL-22 administered in combination with GLP-1 receptor agonists being used to treat subjects that are overweight or obese. The FDA is expected to respond to the pre-IND meeting request within the first fiscal quarter of 2025. If this request is granted, the FDA’s response letter will permit a meeting scheduled for the second fiscal quarter of 2025.

“While we wait for the FDA’s response to our meeting request, we have begun working on the meeting package that will outline our regulatory plans,” said Deniel Mero, Co-founder of Northstrive Biosciences. “Concurrently, we’re also arranging our manufacturing, including seeking a cGMP partner, to lay the groundwork for the EL-22 Investigational New Drug.”

EL-22 is a novel, patent-pending engineered probiotic designed to express myostatin on its surface, targeting the validated myostatin pathway to support muscle health. Preclinical studies, including a 2022 publication in mdx mice (a model of Duchenne muscular dystrophy), demonstrated significant physiological and functional improvements. 1 A Phase 1 clinical trial has also been conducted on EL-22 in South Korea, which demonstrated that EL-22 was generally well-tolerated and safe in healthy volunteers.

Upon regulatory confirmation, Northstrive Biosciences aims to file the Investigational New Drug application in 2025 and thereafter initiate clinical trials to evaluate the combination of EL-22 with GLP-1 receptor agonists for obesity treatment.

About Northstrive Biosciences

Northstrive Biosciences Inc., a PMGC Holdings Inc. company, is a biopharmaceutical company focusing on the development and acquisition of cutting-edge aesthetic medicines. Northstrive Biosciences’ lead asset, EL-22, leverages an engineered probiotic approach to address obesity’s pressing issue of preserving muscle while on weight loss treatments, including GLP-1 receptor agonists. For more information, please visit www.northstrivebio.com.

[1]	Reference: Sung DK, Kim H, Park SE, Lee J, Kim JA, Park YC, Jeon HB, Chang JW, Lee J. A New Method of Myostatin Inhibition in Mice via Oral Administration of Lactobacillus casei Expressing Modified Myostatin Protein, BLS-M22, Int. J. Mol. Sci. 2022, 23, 9059. https://doi.org/10.3390/ijms23169059.

About PMGC Holdings Inc.

PMGC Holdings Inc. is a diversified holding company that manages and grows its portfolio through strategic acquisitions, investments, and development across various industries. Currently, our portfolio consists of three wholly owned subsidiaries: Northstrive Biosciences Inc., PMGC Research Inc., and PMGC Capital LLC. We are committed to exploring opportunities in multiple sectors to maximize growth and value. For more information, please visit https://www.pmgcholdings.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “believes,” “expects,” “plans,” “potential,” “would” and “future” or similar expressions such as “look forward” are intended to identify forward-looking statements. Forward-looking statements are made as of the date of this press release and are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, activities of regulators and future regulations and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. Therefore, you should not rely on any of these forward-looking statements. These and other risks are described more fully in PMGC Holdings’ filings with the United States Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, and its other documents subsequently filed with or furnished to the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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